  Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations gives effect to the merger effected pursuant to the Agreement and Plan of Merger and Reorganization, dated June 30, 2017 (the “Merger Agreement”), by and among Acer Therapeutics Inc., a Texas corporation, formerly known as Opexa Therapeutics, Inc. (“Opexa”), Opexa Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Opexa (“Merger Sub”), and Acer Therapeutics Inc., a Delaware corporation (“Private Acer”), pursuant to which Merger Sub merged with and into Private Acer, with Private Acer surviving as a wholly owned subsidiary of the Registrant (the “Merger”), and was prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). For accounting purposes, Private Acer is considered to have acquired Opexa in the Merger. Private Acer was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Private Acer’s security holders owned approximately 89% of the combined company immediately following the closing of the Merger, (ii) Private Acer directors now hold all board seats in the combined company, and (iii) Private Acer management now holds all key positions in the management of the combined company. The transaction was accounted for under the acquisition method of accounting under generally accepted accounting principles (“GAAP”).

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 assumes that the Merger took place as of January 1, 2017, and combines the historical results of Opexa and Private Acer for the nine months ended September 30, 2017.

The unaudited pro forma condensed combined statement of operations does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined statement of operations has been prepared for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had Opexa and Private Acer been a combined company during the specified period. The unaudited pro forma condensed combined statement of operations, including the notes thereto, should be read in conjunction with the Opexa’s and Private Acer’s historical audited financial statements for the year ended December 31, 2016 and the unaudited condensed financial statements for the three months ended March 31, 2017 included in a registration statement on Form S-4 filed by Opexa with the Securities and Exchange Commission on July 19, 2017 (Reg. No. 333-219358).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

	Opexa	Private Acer	Pro Forma Merger Adjustments	Pro Forma Combined
Operating expenses:
Research and development	$197,720	$6,948,816		$7,146,536
General and administrative	3,340,501	2,792,424		6,132,925
Total operating expenses	3,538,221	9,741,240		13,279,461
Operating loss	(3,538,221)	(9,741,240)		(13,279,461)
Interest expense, net	(1,069)	(238,163)		(239,232)
Other income (expense)	469	(967)		(498)
Net loss	$(3,538,821)	$(9,980,370)		$(13,519,191)
Basic and diluted net loss per share				$(2.10)
Weighted average shares outstanding—basic and diluted				6,450,766

See accompanying note to the unaudited pro forma condensed combined statement of operations.

NOTE TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1.
Description of Transaction and Basis of Presentation

Description of Transaction

On June 30, 2017, Opexa entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Acer Therapeutics Inc., a Delaware corporation (“Private Acer”), with Private Acer becoming a wholly-owned subsidiary of Opexa and the surviving corporation following completion of the merger (the “Merger”) in accordance with the Merger Agreement.

Immediately after the Merger, Private Acer’s securityholders owned approximately 89% of the common stock of the combined company, with Opexa’s securityholders owned approximately 11% of the common stock of the combined company.

Concurrent with Private Acer’s entry into the Merger Agreement, certain third parties, including Private Acer’s existing shareholders, entered into an agreement to purchase shares of Private Acer’s common stock in a private financing prior to consummation of the Merger for an aggregate purchase price of approximately $15.7 million.

Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 assumes that the Merger took place as of January 1, 2017, and combines the historical results of Opexa and Private Acer for the nine months ended September 30, 2017. Based on the terms of the Merger, Private Acer is deemed to be the acquiring company for accounting purposes and the transaction was accounted for as an asset acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).